NEWS RELEASE

Media Contact:
Al Butkus -	(816) 467-3616
Media Relations -	(816) 467-3000
Investor Contact:
Neala Clark -	(816) 467-3562

AQUILA REPORTS FIRST QUARTER NET LOSS,

REFLECTING CONTINUED WIND-DOWN OF ENERGY TRADING

AND SALE OF NON-CORE ASSETS

Conference Call and Webcast Are Tomorrow at 9:30 a.m. Eastern

        KANSAS CITY, MO, May 5, 2004 – Aquila, Inc. (NYSE: ILA) today reported a fully diluted loss of $.26 per share for the first quarter of 2004, or a net loss of $51.8 million. Sales totaled $553.2 million for the quarter. The quarterly results primarily reflect losses associated with the continued wind-down of the company’s wholesale energy trading portfolio, the sale of non-core assets and interest costs.

        In the first quarter of 2003, Aquila had a loss of $.27 per fully diluted share, or a net loss of $51.9 million, and sales of $522.8 million. Since 2002, Aquila has been executing its plan to refocus on core utility operations by winding down its merchant trading portfolio and selling non-core assets, including all its international investments.

        “We continue to make progress toward restoring Aquila’s financial stability,” said Richard C. Green, Aquila chairman and chief executive officer. “Since launching our restructuring plan, we’ve sold more than $2.2 billion in assets, and we expect to complete the sale of our Canadian utility business in the second quarter.

        “Going forward, we will continue to take steps toward our financial recovery,” Green said, “including restructuring or settling remaining tolling agreements; continuing to wind down our energy trading portfolio and recovering related collateral; and paying down debt and improving liquidity to strengthen the balance sheet.”

Revised Business Segments

        In the first quarter of 2004, Aquila modified its financial reporting segments to reflect the significant changes that took place over the past two years. It now manages its business in two operating segments: Domestic Utilities and Merchant Services.

        Domestic Utilities consists of regulated electricity and natural gas utility operations in seven states. Merchant Services includes remaining investments in non-regulated merchant power plants, commitments under merchant capacity tolling obligations and long-term gas contracts, and remaining contracts from wholesale energy trading operations. All of Aquila’s other operations are in Corporate and Other, including its investment in Everest Connections, its former investment in Quanta Services, Inc., its former utility investments in Australia and the United Kingdom, and the company’s costs not allocated to the operating businesses. Aquila is continuing to wind down its wholesale energy trading operations and has sold its merchant loan portfolio, natural gas pipeline, gathering and storage assets, investments in international utility networks and investment in Quanta Services.

        The results of operations of Aquila’s Canadian networks, which are in the process of being sold, were moved to discontinued operations in 2003, as were the results from two consolidated independent power plants sold in March 2004.

Net Loss on Sale of Assets

        Aquila recorded a net loss on sale of assets of $32.1 million in the first quarter of 2004, compared to a net gain on sale of assets of $2.2 million a year earlier. The net loss (gain) on sale of assets is detailed below:

	Three Months Ended March 31,
In millions	2004	2003
Domestic Utilities:
Appliance services business	$--	$(2.2)

Total Domestic Utilities	--	(2.2)

Merchant Services:
Aries power project and tolling agreement	47.0	--
Independent power plants	(6.1)	--
Marchwood development project	(5.0)	--

Total Merchant Services	35.9	--

Corporate and Other:
Midlands Electricity	(3.3)	--
Other	(.5)	--

Total Corporate and Other	(3.8)	--

Total net loss (gain) on sale of assets	$32.1	$(2.2)

        In March 2004, Aquila transferred to Calpine Corp., its joint venture partner in the Aries power project, its 50 percent ownership interest in the project, $5.0 million cash and certain transmission and ancillary contract rights. In exchange, Aquila’s remaining aggregate undiscounted payment obligation of approximately $397.3 million under a 20-year tolling agreement with the Aries facility was terminated. At the same time, Calpine returned approximately $12.5 million of collateral Aquila had posted in support of ongoing energy trading contracts. Aquila recorded a pretax loss of $47.0 million, or $35.6 million after tax, in connection with this transaction.

        In January 2004, Aquila and FirstEnergy Corp. sold all of the shares of Aquila Sterling Limited, the owner of Midlands Electricity plc. Aquila received proceeds of $55.5 million before transaction costs of approximately $7.6 million. The company recorded a pretax and after-tax gain from this sale of $3.3 million in the first quarter of 2004 due to strengthening in the British pound exchange rate after having recorded an impairment charge in the third quarter of 2003.

        In the third quarter of 2003, Aquila evaluated the carrying value of 12 independent power plant investments it had offered for sale. The evaluation was based on bids received and other internal valuations. Ten of the plants were equity method investments and two were consolidated on the company’s balance sheet. When results of this assessment indicated these investments were impaired, the company recorded a pretax impairment charge of $87.9 million, or $69.9 million after tax, to reduce the carrying value of the 10 equity method investments to their estimated fair value.

        The sale of all 12 plant investments closed in March 2004 and Aquila received proceeds of approximately $256.9 million before transaction costs of approximately $4.1 million and before taxes. As the actual proceeds realized were greater than estimated when the 2003 impairment charge was recorded, the sale of the 10 equity method investments resulted in a pretax gain of $6.1 million, or $6.3 million after tax, in the 2004 first quarter.

        The operating results of the two consolidated investments were reported in discontinued operations. In September 2003, the company recorded a pretax impairment charge of $47.5 million, or $39.8 million after tax, to reduce the carrying value of the two consolidated power plants to their estimated fair value. The company recorded a pretax gain on the sale of the consolidated plants of $8.4 million, or $16.2 million after tax, in the 2004 first quarter.

Asset Sales Since 2002

        Since early 2002, Aquila has completed a large number of asset sales as part of its program to enhance its liquidity and dispose of non-core assets. Asset sales through May 4, 2004 were as follows:

In millions	Gross Proceeds
2002-2003
Total asset sales in 2002 and 2003	$1,971.5

2004
Midlands Electricity	55.5
Interests in independent power plants	256.9

Total asset sales in 2004 to date	312.4

Total asset sales since 1/1/02	$2,283.9

Asset sale pending:
Canadian networks (estimated proceeds)	$1,037.0

Liquidity

        Since reporting significant net losses and negative cash flows from operations in 2002, Aquila has had to operate with non-investment grade credit ratings. This affected the company’s ability to raise capital through traditional financial markets. Aquila has therefore relied primarily on its existing cash position and proceeds from asset sales to meet its capital needs, and expects to continue relying on these sources during the remainder of its restructuring process.

        On February 27, 2004, Aquila paid approximately $78 million to retire the note which had been used as part of the purchase of Midlands Electricity in 2002. Retiring this note eliminated the five remaining annual payments of $19 million.

        The following table reflects Aquila’s anticipated cash sources and key short-term contractual obligations for the next 12 months, including short-term debt reported in discontinued operations:

In millions
Anticipated Cash Sources:
Cash on hand at March 31, 2004	$728.2
Pending asset sale proceeds:
Canadian utility operations (a)	903.7
Pending partnership distributions:
BAF Energy	24.0

Total	$1,655.9

Anticipated Debt and Long-term Gas Contract Requirements:
Short-term debt:
Bank borrowings - Canada	$215.0
Current maturities of long-term debt:
Senior notes due on July 15 and October 1, 2004	400.0
Miscellaneous	22.7
Long-term gas contract commitments	134.0
Elwood tolling agreement	37.3

Total	$809.0

(a)     Gross proceeds net of assumed debt obligations.

        Aquila plans to address its cash requirements with cash on hand and the pending asset sale proceeds listed above. If the asset sales do not occur prior to maturity of the company’s senior notes, the maturity will need to be addressed with existing cash and additional borrowings to bridge the timing of the sale. The cash remaining after paying the senior note maturities will be used for future working capital requirements and appropriate liability reductions. Liability reductions would most likely be in the form of reduction of debt and contractual liabilities, including tolling contracts and long-term gas contracts.

Collateral

        As of March 31, 2004, Aquila had posted collateral in the form of cash or cash-collateralized letters of credit for the following:

In millions	March 31, 2004
Trading positions	$193.2
Utility cash collateral requirements	80.0
Tolling agreements	37.7
Insurance and other	27.3

Total Funds on Deposit	$338.2

        Collateral requirements for Aquila’s remaining trading positions will fluctuate based on movement in commodity prices and portfolio position, and will ultimately be returned to the company as the trading positions settle in the future. The company is also required to post collateral to certain commodity and pipeline transportation vendors. The amount fluctuates based on natural gas prices and projected volumetric deliveries. The return of this collateral depends on Aquila’s achieving a stronger credit profile.

Domestic Utilities

        Domestic Utilities reported earnings before interest and taxes of $63.4 million in the first quarter of 2004, compared to $75.0 million in the first quarter of 2003. The 2003 quarter included a $2.2 million net gain on sale of assets. The remaining $9.4 million reduction in 2004 EBIT primarily reflects unfavorable weather that decreased earnings of gas operations by $6.2 million; fuel and purchased power costs that were $5.3 million higher in Missouri electric operations; and other operating cost increases of $4.9 million. The unfavorable impact of these items was partially offset by $5.9 million of rate relief in Colorado electric operations and Nebraska gas operations.

Missouri Rate Increases

        In April 2004, the Missouri Public Service Commission approved settlement of an electric rate case, granting Aquila an increase of $37.5 million. The new electric rates became effective on April 22. This settlement included a two-year Interim Energy Charge (IEC) that allows the company to recover variable generation and purchased power costs up to a specified amount per MWH specific to each of Aquila’s two Missouri regulatory jurisdictions. If the amounts collected under the IEC exceed the company’s average cost incurred for the two-year period, Aquila will refund the excess to the customers with interest. This fuel and purchased power cost recovery mechanism represents $18.5 million of the $37.5 million rate increase.

        The Missouri Commission also approved a gas rate increase totaling $3.4 million in April 2004. The new rates became effective for Aquila’s Missouri Public Service territory on May 3, and will become effective for its St. Joseph Light & Power territory on July 1, 2004.

Merchant Services

        Merchant Services reported a loss before interest and taxes of $126.3 million for the 2004 first quarter, compared to a loss of $107.9 million for the 2003 quarter. Gross loss for the first quarter was $77.9 million in 2004 and $93.9 million in 2003.

        The current year loss reflects an approximately $21.2 million non-cash loss related to the discounting of Aquila’s remaining trading portfolio, primarily driven by long-term gas contracts; margin losses of $14.1 million related to the delivery of gas under long-term gas contracts; net fixed capacity payments of $10.7 million that entitled Aquila to generate power at merchant power plants owned by others but brought no revenue because of current conditions in the generation market; approximately $9.9 million of costs to exit natural gas hedge positions; mark-to-market losses and unfavorable settlements of approximately $16.0 million; and $35.9 million of net loss on sale of assets. Operating expense decreased $5.4 million primarily due to reduced staffing needed to manage remaining trading positions and merchant generating assets.

        Depreciation and amortization expense decreased by $10.2 million primarily due to the elimination of the amortization of premiums associated with equity method investments in independent power plants, resulting from the impairment of the investments in those plants in September 2003. Equity in earnings of investments decreased $17.3 million mainly due to mark-to-market earnings recorded at the independent power plant level in the first quarter of 2003 and the sale of these investments in March 2004.

Corporate and Other

        Loss before interest and taxes for Corporate and other was $.8 million in the first quarter of 2004 compared to a loss of $1.3 million in the 2003 quarter.

        Operating expense decreased $18.0 million due to a $7.2 million decrease in restructuring consulting fees and insurance and other costs. The first quarter of 2003 also included $6.0 million of provisions for claims and other regulatory reviews that were not required in 2004. In addition, the restructuring of Everest Connections decreased operating expenses by $1.9 million and the sale of Aquila’s international network investments decreased operating expenses by $1.9 million.

        In this year’s first quarter, Aquila recorded a gain on sale of assets of $3.8 million, primarily in connection with the sale of its interest in Midlands Electricity in January 2004. Equity in earnings decreased $5.1 million in 2004 compared to 2003 due to the sale of the company’s investments in Australia in May and July 2003. Other income (expense) decreased $17.7 million mainly due to foreign currency gains of $14.6 million recognized in 2003, resulting from favorable movements in the Australian and New Zealand dollar against the U.S. dollar.

Income Tax Benefit

        Aquila’s income tax benefit for the first quarter of 2004 increased $12.8 million compared to a year earlier. The increase in the income tax benefit from continuing operations was primarily the result of higher operating losses from continuing operations in 2004 compared to 2003.

Conference Call, Webcast and Additional Information

        Tomorrow at 9:30 a.m. Eastern Time, Aquila will host a conference call and webcast in which senior executives will review 2004 first quarter results. Participants will be Chief Executive Officer Richard C. Green, Chief Operating Officer Keith Stamm and Chief Financial Officer Rick Dobson.

        To access the live webcast via the Internet, go to Aquila’s website at www.aquila.com and click on “Presentations & Webcasts” under “Investor Information” and then the link to the webcast. Listeners should allow at least five minutes to register and access the presentation. For those unable to listen to the live broadcast, online replays will be available for two weeks, beginning approximately two hours after the presentation. Web users can go to the Aquila website at www.aquila.com and click on “Presentations & Webcasts” under “Investor Information.” Replay also will be available by telephone through May 13 at 800-405-2236 in the United States, and at 303-590-3000 for international callers. Callers need to enter the access code 570524 when prompted.

        The company filed its first quarter report on Form 10-Q earlier today. The report and other current and historical financial information are available at www.aquila.com. Click on “Annual/Quarterly Reports” in the “Investor Information” section.

        Based in Kansas City, Missouri, Aquila operates electricity and natural gas distribution networks serving customers in seven states and two Canadian provinces. The company also owns and operates power generation assets. At March 31, 2004, Aquila had total assets of $7.3 billion. More information is available at www.aquila.com.

“EBIT”

        Aquila uses the term “earnings before interest and taxes (EBIT)” as a performance measure for segment financial analysis. The term is not meant to be considered an alternative to net income or cash flows from operating activities, which are determined in accordance with generally accepted accounting principles. In addition, the term may not be comparable to similarly titled measures used by other companies.

Forward-Looking Statements

        This news release contains forward-looking information, including statements that (i) Aquila expects to complete the sale of its Canadian utility business in the second quarter of 2004 and (ii) the company will continue to take steps toward financial recovery, including restructuring or settling remaining tolling agreements or long-term natural gas delivery contracts; winding down its energy trading portfolio and recovering related collateral; and paying down debt and improving liquidity to strengthen the balance sheet.

        These forward-looking statements involve risks and uncertainties, and there are certain important factors that can cause actual results to differ materially from those anticipated. Some of the important factors and risks that could cause actual results to differ materially from those anticipated include:

o	Failure to complete the sale of the Canadian operations would have a material adverse impact on short-term and long-term liquidity.

o	Regulatory commissions may refuse to approve the sale of the Canadian operations, Aquila’s restructuring activities and some or all of the utility rate increases it has requested or may request.

o	Counterparties may default on their obligations to pay, supply commodities, return collateral to Aquila or to meet their obligations under commercial contracts, including those designed to hedge against movements in commodity prices.

o	Market prices for the company’s long-term debt have increased, which limits Aquila’s ability to repurchase the debt or obtain significant benefits from its early retirement.

o	Aquila’s commitments under long-term delivery contracts and capacity generation contracts will generate significant losses and negative cash flows for an extended period of time. Because these obligations represent favorable contracts to the counterparties, absent a risk of Aquila’s default, the counterparties may be unwilling to restructure or settle the contracts.

AQUILA, INC.

Consolidated Statements of Income

	3 Mos. Ended March 31
In millions, except per share amounts	2004	2003
Sales	$553.2	$522.8
Cost of sales	431.9	413.2

Gross profit	121.3	109.6

Operating expenses:
Operating expenses	117.8	136.3
Restructuring charges	.3	6.3
Net loss (gain) on sale of assets	32.1	(2.2)
Depreciation and amortization expense	38.4	47.7

Total operating expenses	188.6	188.1

Other income (expense):
Equity in earnings of investments	2.1	24.5
Other income	1.5	19.8

Total other income (expense)	3.6	44.3

Earnings (loss) before interest and taxes	(63.7)	(34.2)

Interest expense	64.3	60.8

Loss from continuing operations before income
taxes	(128.0)	(95.0)
Income tax benefit	(43.4)	(30.6)

Loss from continuing operations	(84.6)	(64.4)
Earnings from discontinued operations, net of tax	32.8	12.5

Net loss	$(51.8)	$(51.9)

Weighted average shares outstanding - diluted	195.4	194.1

Loss per share from continuing operations - diluted
	$(.43)	$(.33)
Earnings (loss) per share from
discontinued operations - diluted	.17	.06

Net loss per share - diluted	$(.26)	$(.27)

AQUILA, INC.

Earnings (Loss) Before Interest and Taxes (EBIT)

	3 Months Ended March 31,		Favorable
In millions	2004	2003	(Unfavorable)
Domestic Utilities	$63.4	$75.0	$(11.6)
Merchant Services	(126.3)	(107.9)	(18.4)
Corporate and Other:
International Networks	4.2	4.2	--
Communications	(.2)	(4.2)	4.0
Quanta Services	--	(.2)	.2
Corporate	(4.8)	(1.1)	(3.7)

Total Corporate and Other	(.8)	(1.3)	.5

Total EBIT	(63.7)	(34.2)	(29.5)
Interest expense	64.3	60.8	(3.5)

Loss from continuing operations
before income taxes	$(128.0)	$(95.0)	$(33.0)

AQUILA, INC.

Consolidated Balance Sheets

	March 31,	December 31,
In millions	2004	2003
ASSETS
Cash and cash equivalents	$728.2	$601.7
Restricted cash	242.6	249.2
Accounts receivable, net	449.3	598.4
Price risk management assets	361.3	311.0
Other current assets	618.6	726.6
Current assets of discontinued operations	150.4	231.9

Total current assets	2,550.4	2,718.8

Property, plant and equipment, net	2,749.4	2,752.7
Investments in unconsolidated subsidiaries	18.6	312.9
Price risk management assets	545.1	492.6
Other assets	371.6	382.9
Non-current assets of discontinued operations	1,038.5	1,059.2

Total Assets	$7,273.6	$7,719.1

LIABILITIES AND SHAREHOLDERS' EQUITY
Current maturities of long-term debt	$421.8	$414.8
Accounts payable	327.6	488.2
Price risk management liabilities	339.2	290.1
Other current liabilities	631.8	699.7
Current liabilities of discontinued operations	340.0	368.5

Total current liabilities	2,060.4	2,261.3

Long-term debt, net	2,207.2	2,291.2
Deferred income taxes and credits	298.7	376.2
Price risk management liabilities	465.7	383.5
Long-term gas contracts, net	560.2	586.3
Other liabilities	237.3	273.9
Non-current liabilities of discontinued operations	148.6	187.4
Common shareholders' equity	1,295.5	1,359.3

Total Liabilities and Shareholders' Equity	$7,273.6	$7,719.1

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